WORLD MONITOR TRUST--
    SERIES B
    MONTHLY REPORT/
    FEBRUARY 25, 2000

         WORLD MONITOR TRUST--SERIES B
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from January 29, 2000 to February 25, 2000 for World Monitor Trust--Series B ('Series B'). The net asset value of an interest as of February 25, 2000 was $115.14, a decrease of 5.27% from the January 28, 2000 value of $121.55. The year-to-date return for Series B was a decrease of 5.34% as of February 25, 2000.

The estimated net asset value per interest as of March 15, 2000 was $114.77. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Joseph A. Filicetti
          ------------------------------
          Joseph A. Filicetti
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
----------------------------------------------------
For the period from January 29, 2000 to
  February 25, 2000
Revenues:
Realized gain on commodity
  transactions........................   $   279,745
Change in unrealized commodity
  positions...........................    (1,543,593)
Interest income.......................       114,096
                                         -----------
                                          (1,149,752)
                                         -----------
Expenses:
Commissions...........................       150,862
Management fee........................        38,875
                                         -----------
                                             189,737
                                         -----------
Net loss..............................   $(1,339,489)
                                         -----------
                                         -----------

STATEMENT OF CHANGES IN NET ASSET VALUE
-----------------------------------------------------
For the period from January 29, 2000 to
  February 25, 2000
                                                Per
                                   Total      Interest
                                -----------   -------
Net asset value at beginning
  of period (212,888.901
  interests)..................  $25,875,946   $121.55
Contributions.................      311,932
Net loss......................   (1,339,489)
Redemptions...................   (1,080,046)
                                -----------
Net asset value at end of
  period (206,426.200
  interests)..................  $23,768,343    115.14
                                -----------
                                -----------
                                              -------
Change in net asset
  value per interest.......................   $ (6.41)
                                              -------
                                              -------
Percentage change..........................     (5.27)%
                                              -------
                                              -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                /s/ Barbara J. Brooks
                                -------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer